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                                                                   EXHIBIT 10.42

                                 (CRYOCATH LOGO)

                              DISTRIBUTION AGREEMENT

     THIS DISTRIBUTION AGREEMENT (the "Agreement") is made as of November 9th , 2004, (the "Effective Date") by and between CRYOCATH TECHNOLOGIES INC., a corporation organized and existing under the laws of Quebec, Canada, with its principal offices at 16771 Chemin Ste-Marie, Kirkland (Quebec) Canada H9H 5H3 (hereinafter referred to as "Manufacturer" or "CryoCath"), and ATS Medical, Inc., a corporation organized and existing under the laws of Minnesota with its principal offices at 3905 ANNAPOLIS LANE, SUITE 105, MINNEAPOLIS, MN 55447 U.S.A., (hereinafter referred to as "Distributor").

     In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     ARTICLE 1. DEFINITIONS

     As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings:

          1.1 Products. Products shall mean those products listed in Exhibit A attached hereto, as amended from time to time by the Manufacturer and communicated in writing to Distributor.

          1.2 Territory. Territory shall mean all countries except for USA, Italy, , Australia, Sweden, Denmark, Finland, Luxemburg, Spain, Portugal, Hungary, and the Czech Republic, Slovakia, Norway, Iceland, Mexico.

          1.3 Contract Quarter. Contract Quarter shall mean a period of three consecutive calendar months beginning on January 1, April 1, July 1, or October 1.

          1.4 Purchase Commitment shall have the meaning set forth in Section
     3.2.

          1.5 Standard Terms and Conditions of Sale. Standard Terms and Conditions of Sale shall mean Manufacturer's terms and conditions of sale for its products, as modified by Manufacturer from time to time and communicated in writing to Distributor.

          1.6 Trademarks. Trademarks shall mean those trademarks and trade names, whether registered in the Territory or not, labeling, trade dress, packaging and devices which are owned by, licensed or assigned to Manufacturer or which it otherwise has aright to use and which are applied to or used with the Products by Manufacturer

** The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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     ARTICLE 2. APPOINTMENT: EXCLUSIVITY; COMPETING PRODUCTS; PRICES

          2.1 Appointment. Subject to the terms of this Agreement, Manufacturer appoints Distributor as its exclusive distributor of the Products in the Territory in accordance with the terms of this Agreement and Distributor accepts this appointment. Such appointment does not constitute a grant of any rights or interests other than the rights specifically granted to the Distributor hereunder and does not constitute a license or sub-license of the Products. If the Distributor fails to meet the Purchase Commitment, Distributor's appointment will automatically become non-exclusive for the remaining term of this Agreement, as set forth under Section 3.2.

          2.2 Exclusivity. Subject to Distributor's compliance with the terms of this Agreement, Manufacturer shall sell the Products for delivery in the Territory only to Distributor.

          2.3 Promotion and Sale of Products only within Territory. Distributor shall promote and sell the Products to customers only for use or consumption within the Territory.

          2.4 Competing Products. Manufacturer or Distributor shall neither distribute nor market products competitive with the Products during the Term as defined in Section 17.1 and any renewal of this Agreement without the prior written consent of either Party. It is understood that Manufacturer is restricted from selling Products in Agent's Territory during the term of the Agreement. If either Party does not approve the other Party's request for representation of competitive products, the other Party must refuse to or cease representing the competitive products. Distributor shall not make any changes, alterations, modifications or additions to the Products without the prior written approval of CryoCath.

          2.5 Prices. Manufacturer shall sell Products to Distributor at prices previously communicated in writing by Manufacturer to its Product distributors generally from time to time. Subject to the Purchase Commitment as described in Section 3.2, the prices to be charged to the Distributor initially under this Agreement will be the prices set out in Exhibit A under "Distributor Price". A price adjustment will be made by Distributor with payment made to Distributor or deducted from payments owed by Distributor on the 30th day following the preceding quarter to which it applies. ** With respect to resale prices to be charged by Distributor to customers, Distributor shall have the right to determine the price of the Products within the Territory but will be guided by the prices listed for the Products in Exhibit A. Notwithstanding the generality of the foregoing, Distributor will not sell Products at prices below the Distributor Price in Exhibit A, as amended from time to time, without prior written approval from Manufacturer.

     ARTICLE 3. PROMOTION AND SALE OF PRODUCTS


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          3.1 Commercially Reasonable Efforts. Distributor shall exercise its commercially reasonable efforts to promote and sell the Products for use only by qualified individuals as appropriate in the Territory, in compliance with local laws and regulations and good commercial practice and for uses and applications reasonably approved by Manufacturer for the Products. Distributor shall only sell directly to end users of the Products and shall not sell indirectly or engage sub-distributors without the prior written consent of Manufacturer. Distributor shall be subject to performance criteria applied to distributors of the Products in general, as communicated in writing by Manufacturer from time to time, after discussion and agreement with the Distributor. Manufacturer shall use commercially reasonable efforts to promptly obtain and maintain government approvals to import, register and market the Products in each jurisdiction in the Territory. The decision to obtain government approvals in each jurisdiction in the Territory will be made jointly based on the economic viability for both parties of marketing products in such jurisdictions. Such decisions may require agreement to special adjustments referred to in Section 2.5 determined on a jurisdiction-by-jurisdiction basis. In the event that a decision is made jointly not to pursue marketing of products in a given jurisdiction under this agreement, then Manufacturer may at his option be permitted to market products in such jurisdiction directly or indirectly without the Distributor. Distributor will diligently secure and maintain, as may be required from time to time, government importing, import and export licenses, customs clearances and currency authorizations and any other permits necessary in each jurisdiction in the Territory. Manufacturer will diligently secure and maintain, as may be required from time to time, government registration and marketing approvals in each jurisdiction in the Territory and shall submit to the government health authorities in each jurisdiction in the Territory where the sale of the Products is agreed to a complete application for registration and marketing plan.

          3.2 Purchase Commitment. In addition to the commercially reasonable efforts commitment described herein, Distributor hereby agrees to purchase from CryoCath ("Purchase Commitment") and for each renewal year term thereafter, the dollar value in Products set forth on the Purchase Commitment, Exhibit C. Distributor must meet the annual Purchase Commitments at the end of each twelve-month term and must meet 40% of the first term's commitment by the end of the first 9 months of that first term and 40% of the second term's commitment by the end of the first nine months of the second term (hereafter referred to as the "Interim Term Targets"). It is understood that the initial period referred to with respect to the interim and annual purchase commitments will be for 15 months and will commence as of January 1, 2005. Subsequent periods will be for twelve months commencing on April 1, 2006 and April 1 each year thereafter. CryoCath shall transfer to Distributor as of January 1, 2005 all its existing customer accounts it has in the Territory identified in Section 1.2.. Distributor shall pay a one time compensation fee to CryoCath for the transferred accounts on January 1, 2005 an amount equal to **

Throughout the term of this Agreement, if Distributor fails to purchase Distributor's Purchase Commitment at any time or meet the Interim Term Targets, Distributor's appointment may at CryoCath's option, be terminated or may automatically become non-exclusive for the remaining


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term of this Agreement subject to a 30-day cure period, without prejudice to
CryoCath's other rights under this Agreement (including the right to terminate this Agreement upon written notice to Distributor) and CryoCath may appoint one or more additional agents or Distributors for sale of the Products or solicit orders for the Products directly in the Territory for the remaining term of this Agreement. Products returned to CryoCath for reason other than Product defect shall not count towards the fulfillment of Distributor's relevant Purchase Commitment. Purchase Commitments for the second twelve-month period are to be negotiated mutually between the parties 6 months prior to the expiration of the First Twelve Month Period such that ** Purchase Commitments will be adjusted as new jurisdictions are added during the term of this agreement. Throughout the term of this Agreement, if Distributor fails at any time to purchase Distributor's Purchase Commitment or meet the Interim Term Targets, Distributor's appointment may at CryoCath's option, automatically become non-exclusive for the remaining term of this Agreement subject to a 30-day cure period, without prejudice to CryoCath's other rights under this Agreement (including the right to terminate this Agreement upon written notice to Agent) and CryoCath may appoint one or more additional agents or Distributors for sale of the Products or solicit orders for the Products directly in the Territory for the remaining term of this Agreement. Products returned to CryoCath for reason other than Product defect shall not count towards the fulfillment of Distributor's relevant Purchase Commitment. The Purchase Commitment in year two of the term of this Agreement will be established by Manufacturer in consultation with Distributor after the third Contract Quarter and will be confirmed in writing by the Manufacturer prior to the commencement of year 2 and similarly for each renewal period thereafter.

          3.3 Facilities. Subject to Article 16 hereof, Distributor shall maintain, lease or contract with such offices, warehouses, and sales facilities as are necessary to fulfill its duties under this Agreement.

          3.4 Personnel. Distributor shall maintain such competent and qualified sales and service personnel as are required to meet its duties under this Agreement. Manufacturer agrees to train the individual responsible for training Distributor's personnel in each major jurisdiction. In all cases, such training will take place at Manufacturer's offices or at a place and times agreed to by Manufacturer.

          3.5 Inventories. Distributor shall, at Distributor's own expense, maintain a sufficient inventory of the Products at all times during the term of this Agreement as necessary to meet the requirements of any customer or potential customer within the Territory. Without restricting the generality of the foregoing, Distributor agrees to maintain inventory levels at not less than ** of forecasted requirements.

          3.6 Promotional Materials. In promoting the Products in the Territory, Distributor shall not use promotional materials contrary to the best interest of the Manufacturer. Manufacturer reserves the right to require prior approval of the promotional materials and advertising campaigns. Manufacturer will provide to Distributor reasonable amounts of such promotional materials that it provides to its own representatives, at no cost. Certain promo materials will be available at cost.


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          3.7 Reports. Commencing on the first day of the second Contract
     Quarter after the Effective Date, Distributor shall provide Manufacturer on the fifteenth day of each Contract Quarter with a written report containing information concerning the following:

               (a) Distributor's sales volumes and prices in each country for each of the Products for the preceding Contract Quarter;

               (b) Distributor's promotional activities regarding the Products for the preceding Contract Quarter;

               (c) a summary of current market conditions for the Products, including information concerning introductions, promotional activities and sales levels of products competitive with the Products;

               (d) forecasts of prospective purchase orders and anticipated sales volumes for the Products during the succeeding two Contract Quarters; and

               (e) forecasted purchase order submission dates.

          3.8 Warranties. Manufacturer's standard warranty of its Products shall apply to the sale of the Products to Distributor as contained in Manufacturer's terms and conditions of sale, as may from time to time be modified by Manufacturer, and Distributor shall extend such warranty to its customers. Manufacturer shall honor the claims of Distributor's customers within the limits of the warranties offered by Manufacturer to Distributor. Distributor shall offer no other warranties concerning the Products without the prior written authorization of Manufacturer.

          3.9 Customer Complaints. Distributor shall report to Manufacturer no later than within 48 hours of receipt all customer complaints of any nature concerning the Products and all notices of serious or adverse reaction associated with the use of the Products, and cooperate with Manufacturer in the resolution of such complaints. Distributor shall maintain records of such complaints for at least two years after their receipt and shall make such records available to Manufacturer for inspection and copying upon Manufacturer's request at any time during Distributor's normal business hours.

          3.10 Assistance of Government Officials. Without Manufacturer's prior written approval or as required by law, Distributor shall not hire, retain, or make payment of any kind to government or regulatory officials of the Government of the Territory or of any jurisdiction within the Territory, or their relatives to assist Distributor in marketing the Products.

          3.11 Storage Practices, etc. Distributor shall conform its sales, storage and quality control practices to those written standards provided by Manufacturer to Distributor from time to time.


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          3.12 Sales Records. Distributor shall prepare accurate and orderly business and accounting records concerning its inventories and sales of the Products. Distributor shall maintain these records for a period of at least two years after the Contract Quarters to which they apply. Distributor shall provide Manufacturer with copies of such records within fifteen (15) days of any written request by Manufacturer. Manufacturer may request, and Distributor agrees to comply with such request, an audit of Distributor's sales records for the purpose of verifying the accuracy of Manufacturer's price charged to Distributor through out the life of the Agreement. Manufacturer will be responsible for the cost of such audit provided that Distributor's records reflect actual end user sales to within 98%. In the event that the audit reveals accuracy of such records to be lower than 98%, Distributor will bare the cost of such audit.

          3.13 Shelf Life. Distributor shall maintain its inventory so as to sell the Products only during their applicable shelf lives as communicated to Distributor by Manufacturer from time to time. Manufacturer shall not be obligated to compensate Distributor for Products that Distributor is unable to sell within or after their shelf lives.

          3.14 Inspections. During Distributor's normal business hours, Distributor shall permit representatives of Manufacturer after reasonable notice to inspect Distributor's facilities and inventory to ensure that Distributor is meeting applicable quality control standards and otherwise exercising its best efforts in storing, promoting, selling and delivering the Products.

          3.15 Samples. The Manufacturer shall supply the Distributor with ** at Manufacturer's fully absorbed cost and a reasonable number of surgical consoles not for human use at **.

Conference and Marketing Booth. Distributor agrees to attend the following conferences (ATS to attach list) each year for the promotion of Products. In addition, Agent agrees to dedicate 25% of its Marketing booth sales representative stations to CryoCath. CryoCath agrees to display ATS's name as Distributor of its Products in its booth at such Surgical conferences that it attends and at which it has booth space.

     ARTICLE 4. MANUFACTURER ASSISTANCE TO DISTRIBUTOR

     To assist Distributor in registering and marketing the Products in the Territory, Manufacturer shall:

     (i) Provide Distributor with materials necessary to obtain health registrations, to the extent practicable. Such documentation shall be provided in English. Translation expense will be borne by the Distributor.

     (ii) Provide Distributor with information on marketing and promotional plans with respect to the Products as well as copies of marketing, advertising, sales and promotional literature concerning the Products produced by or for CryoCath, if any. Such documentation shall be provided in English. Translation expense will be borne by the Distributor.


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     (iii) Provide Distributor with certain certificates of analysis concerning the Products purchased by Distributor, certificates of free sale, trademark authorizations and any other documents which Distributor may require for registration purposes, at Distributor's request and expense, if available. Such documentation shall be provided in English. Translation expense will be borne by the Distributor.

     (iv) Provide Distributor with Field Service Manual, Field Service Procedures and requisite forms required to service CryoCath Products, as amended from time to time by CryoCath. Such documentation shall be provided in English. Translation expense will be borne by the Distributor.

     (v) Distributor agrees subject to the terms identified in Section 17 of a Termination or Early Termination of this agreement that Distributor will transfer at Manufacturer's cost all registration and regulatory files of Product's to Manufacturer.

     ARTICLE 5. ADDITION AND DELETION OF PRODUCTS FROM AGREEMENT

          5.1 Addition of Products. From time to time new Products may be added to those covered by this Agreement by amendment of Exhibit A in accordance with Article 18.7.

          5.2 Deletion of Products. Manufacturer may delete specific Products, provided such Products are replaced with next generation Products, from coverage by this Agreement upon (30) thirty-day written notice to Agent, which notice includes an amendment of the attached Exhibit A reflecting the deletion. No such deletion shall be deemed a termination or partial termination of this Agreement.

          Manufacturer's address. Distributor shall mail or fax all orders for the Products to the following address:

               CryoCath Technologies Inc.
               16771 Chemin Ste-Marie
               Kirkland, Quebec H9H 5H3
               Canada
               Attention: Customer Service
               Fax: 1-514-694-6279

     or to such other address or facsimile number as Manufacturer shall from time to time designate in writing.

          5.3 Information in Distributor's Orders. In connection with each order of Products, Distributor shall provide Manufacturer with the following information:

               (a)  purchase order number;

               (b)  billing address;


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               (c)  name, list number, and quantity of Products being ordered;
                    and

               (d)  preferred warehouse of delivery.

          5.4 Precedence of Agreement over Purchase Orders. In the event of conflict between the terms of this Agreement and the terms of any purchase order form or other document submitted by Distributor to Manufacturer in connection with any order for the Products, this Agreement shall control unless the parties specifically otherwise agree in writing.

     ARTICLE 6. TERMS AND CONDITIONS OF SALE AND DELIVERY OF PRODUCTS; NON-CONFORMING AND NON-DELIVERED PRODUCTS

          6.1 Acceptance of Orders. All orders for Products submitted by Distributor shall be initiated by written purchase orders sent to CryoCath and shall request a delivery date during the term of this Agreement; provided however that an order may initially be placed orally or by facsimile. A written or facsimile confirmation purchase order is to be received by CryoCath within twenty-four (24) hours after an oral order is placed. No order shall be binding upon CryoCath until accepted by CryoCath in writing, and CryoCath shall have no liability to Distributor with respect to purchase orders that are not accepted. No partial shipment of an order shall constitute the acceptance of the entire order. CryoCath shall use commercially reasonable efforts to deliver Products at the times specified either in CryoCath's quotation or in CryoCath's written acceptance of Distributor's purchase orders. CryoCath will send a facsimile acceptance or non-acceptance of purchase orders within two business days.

          6.2 Taxes, Stamp , Duties, Prices and Currency; Charges for Handling, Shipping and Insurance. All sales of the Products to Distributor under this Agreement shall be at Manufacturer's then- current prices, in U.S. dollars, as reflected on Exhibit A. Manufacturer may change these prices and this currency upon thirty (30) days' written notice to Distributor, which notice includes an appropriate amendment to Exhibit A. In each invoice in respect of any such sale, Manufacturer shall bill Distributor at currently applicable prices, plus Manufacturer's customary handling charges including taxes and Manufacturer's shipping and insurance expenses.

          6.3 Method of Payment. Distributor shall pay for all Products ordered under this Agreement by wire transfer of funds to Manufacturer's account as specified in Manufacturer's shipping invoice for such Products. Payment shall be made within thirty (60) days of Distributor's taking possession of ordered Products. Arrears shall bear interest at the rate of 18% per annum, or 1.5% per month.

          6.4 Method of Delivery; Passage of Title; Risk of Loss. Manufacturer shall deliver each order of Products hereunder by delivering to the carrier identified by Distributor FOB at Manufacturer's plant, or such other facility as utilized by


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     Manufacturer. Distributor shall pay all freight, duty and taxes. Upon
     Manufacturer's delivery of each order for Products, Manufacturer shall promptly give Distributor notice of such delivery. Manufacturer may give such notice by first-class mail or by confirmed facsimile to Distributor's principal office. Risk of loss and title to such Products will pass to Distributor upon Manufacturer delivering at the carrier as above mentioned.

          6.5 Delay in Shipment. Manufacturer shall endeavor to ensure prompt delivery to Distributor of all Products ordered by Distributor under this Agreement but shall not be liable for loss or damage suffered by Distributor as a result of any delay in shipment or delivery.

          6.6 Non-Conforming and Undelivered Goods.

          Procedure for notification regarding non-conforming and non-delivered goods. If any shipment of Products intended by Manufacturer to be delivered to Distributor in response to any order contains any non-conforming Product, contains fewer than the number of units of Products ordered by Distributor or is not delivered to Distributor on the date agreed upon by the parties, Distributor shall notify Manufacturer by facsimile within fifteen (15) days after that date, precisely specifying the non-conformity or non-delivery in question. If Distributor fails to provide Manufacturer on a timely basis with any notice required by this Article 6.6 with respect to any shipment of Products ordered by Distributor, Distributor shall be deemed to have acknowledged the timely delivery and conformity of all Products covered by that order.

     ARTICLE 7. ADDITIONAL EXPRESS WARRANTIES AND DISCLAIMER

          7.1 Warranty. Manufacturer warrants to Distributor that the Products purchased by Distributor shall materially conform to CryoCath's then-current specifications for such Products for the shelf life of such Products as set forth in the label of each such Product ("Distributor Warranty Period"). Distributor's exclusive remedy and CryoCath's sole liability for breach of the foregoing warranty shall be the remedy set forth in Section 7.2.

          7.2 Defective Products. In the event that any Product fails to conform to the warranty set forth in Section 7.1, CryoCath's sole and exclusive liability, and Distributor's exclusive remedy shall be, at CryoCath's sole election, to replace the Product or credit Distributor's account for the purchase price of such Product; provided, however, that: (a) Distributor promptly notifies CryoCath in writing during the Distributor Warranty Period that such Product fails to conform to the warranty set forth in
     Section 7.1, provides a detailed explanation of any alleged nonconformity, and requests a return material authorization number; and (b) such Product is returned within the Warranty Period to CryoCath F.O.B. CryoCath's shipping location in Kirkland, Quebec, Canada, or as otherwise notified by CryoCath, with the return material authorization number affixed prominently to the outside packaging. If CryoCath verifies that such Product fails to conform to the warranty set forth in Section 7.1, CryoCath will replace the Product or credit Distributor's account for the purchase price of such Product.


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          7.3 Disclaimer. TO THE FULL EXTENT PERMITTED UNDER APPLICABLE LAW,
     EXCEPT FOR THE WARRANTIES PROVIDED IN SECTIONS 7.1 and 7.2, CRYOCATH DISCLAIMS ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE PRODUCTS, INCLUDING WITHOUT LIMITATION, WARRANTIES OF THEIR QUALITY, FITNESS FOR ANY PURPOSE, OR MERCHANTABILITY. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF CRYOCATH, THAT ARE INCONSISTENT HEREWITH SHALL BE DISREGARDED AND SHALL NOT BE BINDING ON CRYOCATH.

          7.4 Limitation of Liability. **

     ARTICLE 8. TECHNICAL SERVICE, WARRANTY COVERAGE AND SERVICE CONTRACTS

          8.1 Technical Service. Distributor certifies that they have the technical capabilities and knowledge to provide optimal service on the Manufacturer's Products. Technical Service is defined as the ability to maintain and service critical and non-critical components, calibrate and troubleshoot all electronic, mechanical and vacuum systems contained within the CryoConsole.

          8.2 Warranty Obligation to Customer. In addition to the specific warranty described in Section 7.1, Manufacturer warrants that the products sold shall be free from defects in material and workmanship for a period of 12 months from date of installation at customer's site (the "Customer Warranty Period"). During the Customer Warranty Period, Manufacturer will supply all parts used in servicing such products, excluding gas and disposable products and accessories. Distributor shall provide all warranty service to the end user free of charge while the unit is covered during the Customer Warranty Period. Distributor will complete preventive maintenance visits on the equipment during the Customer Warranty Period as required. Distributor shall provide all non-warranty service at reasonable rates for all Products in the Territory. Non-warranty service shall include, electronic set-up and calibration as well as operational troubleshooting. Distributor shall maintain properly equipped service departments and an adequate inventory of spare parts sufficient to meet the needs of the Territory. Distributor shall use only Manufacturer's authorized parts and gases. Failure to do so completely voids all warranty obligations of Manufacturer and shall be considered a material breach of this Agreement. Manufacturer is not responsible for product failures due to power failures or natural catastrophes of any kind.

          8.3 Warranty Replacement Parts. Warranty parts shall be replaced free of charge, provided validation by Manufacturer verifies that the failure was due to defects in material and/or workmanship and that all parts are properly returned to Manufacturer. The defective part(s) shall be replaced from the Distributor's service department inventory prior to the defective part(s) being returned to Manufacturer. The proper written documentation describing the exact defect(s) of the Product must be included.


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     Manufacturer's obligation is limited to the repair or replacement, at its option, of any warranted Product that is returned.

          8.4 Interchangeability. Due to the complexity and interchangeability of the components, the use of new or like new parts may be used at the discretion of the Manufacturer. All such parts shall be refurbished and will meet Manufacturer's specifications and high quality standards in force on the date of shipment.

          8.5 Non-Warranty Replacement Parts. Non-warranty parts will be provided on an exchange basis at Manufacturer's current Distributor List Price attached as Exhibit A and as amended from time to time by the Manufacturer. The Distributor shall pay shipping costs and all insurance, taxes, fees, duties, and other charges incurred in connection with the shipment of defective and replacement parts to and from Manufacturer's facility.

          8.6 Warranty Procedures. All Warranty claims hereunder must be made in writing promptly after discovery of the defect and must be received by Manufacturer's service department within the applicable warranty period. Such claims shall state the nature and details of the claim, the date on which the defect giving rise to the claim was first discovered, and the product serial number and must be attached to the defective product. Distributor shall request authorization from Manufacturer prior to the return of each defective product for repair or replacement by Manufacturer. Upon such request, Manufacturer shall provide the address of the facility to which such product must be returned, together with a Return Material Authorization (RMA) number to be prominently displayed on the shipping container for the defective product. Manufacturer's obligation is limited to the repair or replacement, at its option, of any warranted Product that is returned to Manufacturer in Manufacturer's standard shipping container or properly packed in accordance with Manufacturer's packing procedures, freight prepaid, in which Manufacturer's examination shows the product to have failed under normal use. Upon determination of product failure, Manufacturer will reimburse Distributor for shipping costs related to the return of the defective product to Manufacturer's facility. Manufacturer may, at its sole option, employ new or used parts for Products to make such repair or replacement. Any Products replaced under this warranty shall become Manufacturer's property. Notwithstanding any contrary provisions of this Agreement, Manufacturer shall be responsible for all shipping expenses and bear risk of loss relating to the return shipment to Distributor of repaired or replacement Products which were under warranty.

          8.7 Service Contracts. Distributor shall have the exclusive right to provide service for the Products in the Territory, however, Manufacturer may at its option, provide service directly from time to time. Service Contracts shall be substantially in the form attached as Exhibit D and shall be sold in accordance with the pricing described in Exhibit A.


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     ARTICLE 9. TRADEMARKS

          9.1 Use of Manufacturer's Name. Distributor shall be entitled to represent within the Territory in promotional materials and otherwise that it is Manufacturer's exclusive distributor of the Products in the Territory provided that Distributor remains in compliance with its obligations under this Agreement.

          9.2 Sale Only Under the Trademarks. Distributor shall promote and sell the Products in the Territory only under the Trademarks and the CryoCath name. Distributor will be permitted to apply a business card size sticker with Distributor's name on CryoCath's promotional literature for Surgical Products and on the side of the console's control unit on the opposite side of the power supply placed in Distributor's Territory.

          9.3 Use of Trademarks. Manufacturer and Distributor undertake not to use the Trademarks in a manner that will impair the name or jeopardize the goodwill or the reputation of the Products or either Party, and to use the Trademarks in accordance with the standards and specifications of both Parties.

          9.4 Distributor Waiver. Both Parties shall not have, assert or acquire any right, title or interest in or to any Trademark owned by the other Party.

          9.5 Distributor Acknowledgment of Validity. Distributor acknowledges the validity of the Trademarks and shall not take any action that may impair any right, title or interest of Manufacturer in any Trademark or that may create any such right, title or interest adverse to Manufacturer.

          9.6 Prohibition of Use of Trademarks on Other Products. Distributor shall not use any Trademark except in connection with the Products.

          9.7 Notice of Infringement of Trademarks. Distributor shall promptly notify Manufacturer of any apparent infringement or threatened infringement of any Trademark, and shall, upon request by Manufacturer and at Manufacturer's expense, use its commercially reasonable efforts to assist Manufacturer to restrain any such infringement or threatened infringement.

     ARTICLE 10. PRODUCT RECALLS

          In the event that Manufacturer, after consultation with Distributor, deems it necessary to recall any Product because such Product fails to comply with the warranties set forth in Section 8.1 hereof, or if any governmental authority requests recall of any Product for any reason, Distributor shall promptly effect such recall in accordance with its standard procedures then in effect. Distributor shall keep CryoCath fully informed as to the status of such recall. Distributor shall initiate no communications regarding any such recall with the news media, customers, governmental or regulatory authorities, except if and to the extent required by applicable law, without the prior approval of CryoCath, which approval will not be unreasonably withheld or delayed. All costs and expenses associated with implementation of a recall shall be borne by: (a) Manufacturer, if the recall results from fault attributable to Manufacturer; or (b) Distributor, if the recall results from fault attributable to Distributor; provided that each party will provide, at its expense, any assistance reasonably requested by the other party in connection with the implementation of any recall pursuant to this Section.

     ARTICLE 11. CLAIMS AGAINST MANUFACTURER AND DISTRIBUTOR; INDEMNIFICATION AND INSURANCE

          11.1 Product Liability Claims and Patent Infringement ; Indemnification by Manufacturer. Manufacturer shall have full and exclusive responsibility for the defense of any claim, lawsuit or other action in which it is alleged that a Product supplied hereunder by Manufacturer has caused injury to a third party or infringes on a third party's patent, and shall hold Distributor harmless with respect to any such claim, lawsuit or other action. Manufacturer shall indemnify Distributor from and against any damages, costs or expenses, including reasonable attorneys' fees, which are incurred by Distributor and which arise from any such claim, lawsuit or other action, save when such claim, lawsuit or action arises as a result of Distributor's mishandling or mislabeling the Product, or when Distributor misrepresented the Product's efficacy, safety or warranty, or when attributable to Distributor's acts, negligence or omissions. However, none of the foregoing shall apply if the claim or loss is due solely or in part to the act or omission of Agent.

          11.2 Actions Against Distributor; Indemnification by Distributor. Distributor shall have full and exclusive responsibility for the defense of any claim, lawsuit or other action which is brought against Distributor and in which it is alleged that Distributor has committed an act or made an omission contrary to the terms of this Agreement or that any employee or agent of Distributor has caused injury to a third party in carrying out or failing to carry out any duty of Distributor under this Agreement, or as a result of their acts, negligence or omissions. Distributor shall indemnify Manufacturer for any damage, cost or expense, including reasonable attorneys' fees, which is incurred by Manufacturer in connection with any such claim, lawsuit or other action and in connection with any claim, lawsuit or other action arising as a result of Distributor's mishandling or mislabeling the Product or of Distributor misrepresenting the Product's efficacy, safety or warranty, or of Distributor's acts, negligence or omissions.

          11.3 Insurance. Each of the parties shall obtain and maintain in effect insurance coverage ** as to cover adequately the types of liability occasioned by the indemnities described above as well as such other insurable risks as may arise whenever either party sends its employees, agents or subcontractors to the premises of the other party.

          11.4 Survival. The obligations of the parties under sections 11 and 12 shall survive the expiration or the termination of this Agreement.

     ARTICLE 12. CONFIDENTIALITY

Either Party acknowledges that by reason of their relationship hereunder, either Party will have access to certain information and materials concerning the other Party's business plans, customers, technology, and products that are confidential and of substantial value to it, which value would be impaired if such information were disclosed to third parties. Either party agrees that both Parties will not use in any way for their own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to the receiving Party by each other. Both Parties shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either party, the disclosing Party shall advise the receiving Party whether or not it considers any particular information confidential. The Distributor shall not publish any technical description of the Products beyond the description published by CryoCath. In the event of termination of this Agreement, there shall be no use or disclosure by either party of any confidential information of CryoCath or Distributor, and Distributor shall not manufacture or have manufactured any compositions, devices, components or assemblies utilizing any of CryoCath's confidential information. Without the disclosing Party's prior consent, receiving Party shall not directly or indirectly disclose any confidential or proprietary information received pursuant to this Agreement, including but not limited to such information specifically designated as confidential by the disclosing Party. This duty shall not apply to:

     (a) Information which is already known to receiving Party at the time of its disclosure to the receiving Party;

     (b) Information disclosed to receiving Party by a third party as a matter of right; or

     (c) Information, which becomes patented, published or otherwise part of the public domain as a result of acts of the disclosing Party or a third party obtaining such information as a matter of right.

The parties also agree to maintain the terms of this Agreement in strict confidence.

     ARTICLE 13. DISTRIBUTOR AUTHORIZATIONS

          13.1 Distributor Warranty. Distributor warrants that it is legally authorized to import the Products into the Territory and to distribute them therein and that it will exercise its commercially reasonable efforts to maintain these authorizations during the term of this Agreement. Upon request by Manufacturer, Distributor shall provide Manufacturer with evidence of these authorizations.

          13.2 Disqualification. Distributor shall immediately notify Manufacturer if it suffers the loss or impairment of any license, permit or other authorization that it requires in order to import the Products into the Territory or to distribute them therein.

          13.3 Product Registrations. Manufacturer shall use its commercially reasonable efforts to obtain and to maintain and, to the extent lawful, in Manufacturer's name any product registrations, market authorizations, licenses or other government approvals required from time to time for the importation, distribution and sale of the Products in the Territory.

     ARTICLE 14. COMPLIANCE WITH APPLICABLE LAW

     Distributor shall comply with all laws, statutes, decrees, regulations and policies which have the effect of law in the Territory, including but not limited to anti-bribery laws, and which apply to its activities under this Agreement.

     ARTICLE 15. LEGAL RELATIONSHIP

     No provision of this Agreement is intended by the parties or shall be construed to establish Distributor as Manufacturer's officer, agent, employee, or legal representative. Distributor has no authority under this Agreement to assume any obligation on behalf of Manufacturer and shall not hold out to any third party that it has authority to act on behalf of Manufacturer. In all of its activities under this Agreement, except as specifically herein provided or otherwise authorized by Manufacturer in advance and in writing, Distributor shall be responsible for its own expenses and shall not incur expenses for Manufacturer's account.

     ARTICLE 16. ADEQUACY OF DISTRIBUTOR'S FACILITIES

     Distributor acknowledges that Distributor's present office facilities, warehousing facilities and personnel are adequate for the purpose of distributing the Products in the Territory in compliance with this Agreement and that no further investment in these facilities or in this personnel is required to accomplish this purpose. Distributor agrees that once Distributor takes possession of Products delivered by Manufacturer, Distributor shall separately contract with such carriers and warehouses for the shipment and warehousing of the Products from the time of Distributor's taking possession until Distributor's sale of the Products to third-party customers.

     ARTICLE 17. TERM AND TERMINATION

          17.1 Term. This Agreement shall take effect on the Effective Date and unless earlier terminated under the provisions of this Agreement, it shall be effective for a two (2) year period following the Effective Date. It shall be subject to automatic renewal for additional terms of one (1) year each if the Purchase Commitment is met for the preceeding year or upon express written agreement of the parties.

          17.1.1 Early Termination. Manufacturer may terminate the Agreement at any time for any reason. **

          17.2 Termination for Breach, Insolvency. Either party may immediately terminate this Agreement by written notice to the other party upon the occurrence of any of the following events:

               (a) if the other party materially breaches any of its duties under this Agreement and fails to correct this breach within thirty days after receiving written notice thereof;

               (b) if the other party enters bankruptcy proceedings voluntarily or involuntarily, assigns its assets for the benefit of creditors or otherwise becomes or is threatened with becoming insolvent;

          17.3 Distributor Disqualification. Manufacturer may terminate Distributor's right to a Territory immediately and without any liability to Distributor by providing written notice to Distributor if Distributor becomes legally disqualified for any reason from importing or distributing the Products in the Territory. or if Distributor loses any license or other authorization that it is required to have under the laws of the Territory for the importation, promotion or sale of the Products.

          17.4 Consequences of Termination. In the event of a termination of this Agreement under any provision of Articles 17.1 through 17.3:

               (a) The term of this Agreement shall automatically terminate, but this termination shall not relieve either party of any duty accrued during that term or from any duty expressly provided in this Agreement to survive that term.

               (b) In the event that Distributor meets its annual Purchase Commitments as defined in Section 3.2 or;

          Distributor elects to Early Termination of the agreement as defined in Sec 17.1.1,
**

               It is understood that the twelve month notification period and Compensation Fee would not apply in the event that the Agreement is terminated because Distributor does not meet any of the purchase minimums referred to in section 3.2.

               (c) Both parties shall cease using and return to Manufacturer all information designated by either Party as confidential and all sales, advertising and promotional materials supplied to Distributor by Manufacturer. Distributor shall provide a customer list of Distributor's accounts which have purchased Product over the agreement period . Both Parties shall for a period of five (5) years after termination continue to hold in strict confidence all such information.

               (d) Manufacturer will repurchase from Distributor Distributor's inventory of Products, such that such inventory may ** of Distributors past sales in the Territory, that are in saleable condition and with remaining shelf lives exceeding 9 months for the same price that Distributor paid for this inventory. In the event that inventory is not repurchased by Manufacture from Distributor, the Distributor will be permitted to sell such inventory to end-users at the current agreed upon prices in the Territory. In the event that this agreement is terminated due to Distributor's failure to meet the annual Purchase Commitments defined under this agreement then Manufacturer shall not be obligated to re-purchase such inventory.

               (e) Both Parties shall immediately cease using any of the Trademarks.

               (f) Upon request by Manufacturer, Distributor shall take all necessary or appropriate actions to transfer to Manufacturer or its designee any Product , permits, consents or other approvals by government agencies obtained by

          Distributor in order to import, distribute or sell the Products in the Territory. The reasonable costs of such transfer shall be borne by Manufacturer.

               g) If payments under 17.4(b) are not being paid by Manufacturer to Distributor, then manufacturer will repurchase all accounts from Distributor that Distributor purchased from Manufacturer at the beginning of this agreement. **

     ARTICLE 18. GENERAL PROVISIONS

          18.1 Notices. All notices under this Agreement shall be in writing sent by courier, first-class mail or by confirmed facsimile, or otherwise as provided by Section 19.2 hereof, and shall be addressed to the parties at the addresses set forth below;

     In the case of Manufacturer:

                                    CRYOCATH TECHNOLOGIES INC.
                                    16771 Chemin Ste-Marie, Kirkland
                                    Quebec, Canada  H9H 5H3
                                    Canada
                                    Attn: Vice-President, Sales and Marketing
                                    Fax No. 514-694-6279

     In the case of Distributor:

     ATS Medical
     3905 Annapolis Lane, Suite 105
     Minneapolis, Minnesota
     55447
     Att. VP Business Development
     Fax (763)553-1492

          A party may change its address designated above by giving written notice to the other party.

          18.2 Notice Periods. All notice periods provided in this Agreement shall be deemed to begin running (a) in the case of notice by letter sent by first-class or registered mail, on the third day following the date of posting; (b) in the case of notice by facsimile or other telegraphic communication, on the date when the communication is sent and confirmed; and (c) in the case of any other method of notice, on the date when the notice is actually received.

          18.3 Waiver of Rights. No failure or delay by either party in exercising any right or remedy under this Agreement shall be construed as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any further or other exercise of such right or remedy. All rights and remedies under this Agreement are cumulative and shall not be deemed exclusive of any other rights or remedies provided by law.

          18.4 Assignments. Distributor may not assign all or any part of its rights or duties under this Agreement without the prior written consent of the other party. Manufacturer may not assign all or any part of its rights or duties under this Agreement without the prior written consent of the other party except for in such cases as may be required for insurance, taxation or financing.

          18.5 Force Majeure. Neither party shall be liable for any failure to perform provisions of this Agreement or supply the Products due to war, whether declared or undeclared, acts of war or terrorism, embargo, strikes, fires, explosions, flood, riot, lockout, injunction, interruption of transportation, accidents, or other similar causes beyond its control.

          18.6 Severability. If any provision of this Agreement is declared invalid by any court of competent jurisdiction or by a government agency having jurisdiction over the Agreement, this declaration shall not affect the validity of any other provision and each other provision shall remain in full force and effect.

          18.7 Entire Agreement; Amendments. This Agreement, including the attached Exhibits, contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes and cancels all prior oral and written agreements between the parties with respect to this subject matter. Except as otherwise provided herein, this Agreement may be amended only by an agreement in writing signed by both parties.

          18.8 Rights and Remedies. Nothing in this Agreement limits or restricts the rights or remedies available to the parties under the applicable law.

          18.9 Governing Law; Forum. The law of the Province of Ontario and Canada shall govern the interpretation and enforcement of this Agreement.

          18.10 Headings. All section headings in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of the Agreement.

          18.11 Language. This Agreement has been drafted in the English language at the express request of the parties. Ce contrat a ete redige en anglais a la demande expresse des parties.

          18.12 Non Solicit. During the term of this Agreement and for a period of 12 months thereafter, either Party will not, whether for itself or on behalf of another, except if mutually agreed upon in writing, directly or indirectly ecourage, solicit, entice, hire or cause any employees or consultants of the other Party to leave their working relationship.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their authorized representatives as of the Effective Date written above.

      CryoCath Technologies Inc.        ATS Medical, Inc.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------
Date:                                   Date:
      -------------------------------        -----------------------------------

                    EXHIBIT A - SURGICAL PRODUCTS AND PRICES

**

                                    EXHIBIT B

                             REGULATORY REQUIREMENTS

                                    EXHIBIT C

                               PURCHASE COMMITMENT

**

                                    EXHIBIT D

                                SERVICE CONTRACT

                                    Exhibit D

(CRYOCATH LOGO)

xxxxxxxxx
xxxxxxxxxxx
xxxxxxxxxxx

Dear xxxxxxxxxxx:

We would like to inform you that the warranty on your SurgiFrost(C) Surgical CryoAblation System has expired (or will expire), as of (date).

We are pleased to offer your hospital the opportunity to purchase our service contract for the SurgiFrost(C) Surgical CryoAblation System. The SERVICE AGREEMENT is designed to keep your CryoAblation system in top operating condition and at the leading edge of CryoTherapy technology. The price of our service agreement is xxxxx E per year.

The SurgiFrost(C) Surgical CryoAblation System SERVICE AGREEMENT includes the following:

12 HOUR, 5 DAY EMERGENCY PHONE SUPPORT

Our Technical Support Specialists are available to answer your questions on the use of the SurgiFrost(C) Surgical CryoAblation System. Emergency Phone Support is available throughout Europe from 7:00 a.m. to 7:00 pm (CET), five days a week (European phone number when available).

DEPOT SERVICE/SWAP SYSTEM

If required, your SurgiFrost(C) Surgical CryoAblation System will be sent to our home office for repairs and a replacement system will be provided.

If you wish to purchase this service agreement, please fill out the service agreement form and fax to +1-514-694-6279.

THIS OFFER IS VALID FOR 30 DAYS FROM THE ABOVE DATE. USER MISHANDLING WILL VOID THE SERVICE AGREEMENT.

Do not hesitate to contact your Account Executive, Sandy Racicot at (514) 694-1212 ext. 393 or Gabrielle Fernau, European Sales Administrator, at 41 21 641 1652 for additional information.

Sincerely,

Gerard Mahoudeau
Vice President European Sales

                           CryoCath Technologies Inc.
            16771 Chemin Ste-Marie, Kirkland, Quebec, Canada H9H 5H3
              T +1 514 694 2775 F +1 514 694 6279 www.cryocath.com

                                    Exhibit D

(CRYOCATH LOGO)

     CRYOCATH TECHNOLOGIES INC. SERVICE AGREEMENT FOR SURGIFROST(R) SURGICAL
                               CRYOABLATION SYSTEM

     Agreement to purchase the Cryocath Technologies Inc's Service contract for _____ years at XXXX E per year effective as of _________________.

THE SERVICE AGREEMENT INCLUDES:

-    12 HOUR, 5 DAY EMERGENCY SUPPORT

-    DEPOT SERVICE / SWAP SYSTEM

Date:
      -------------------------------------------

Hospital:
          --------------------------------------------------------

Account number: 00100000002bGCP
                                ---------------------

Console Serial number: CSC-093
                               ----------------

Contact Person:                                 phone number:
                -------------------------------               ------------------

Signature:                                          Title:
           ----------------------------------------        ---------------------

PO#
    -----------------------

Please fill out form and fax to +1-514-694-6279.

                           CryoCath Technologies Inc.
            16771 Chemin Ste-Marie, Kirkland, Quebec, Canada H9H 5H3
              T +1 514 694 2775 F +1 514 694 6279 www.cryocath.com